                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1 )(1)

                               GENZYME CORPORATION
                              --------------------
                                (Name of Issuer)

                Genzyme Molecular Oncology Division Common Stock
       ------------------------------------------------------------------
                         (Title of Class of Securities)

                                    372917500
      --------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       |_| Rule 13d-1 (b)

       |X| Rule 13d-1 (c)

       |_| Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 23 Pages

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 2 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Ventures II, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES               ______________________________________________
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       372,052
      REPORTING              ___________________________________________________
     PERSON WITH             7      SOLE DISPOSITIVE POWER

                             ___________________________________________________
                             8      SHARED DISPOSITIVE POWER

                                    372,050
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           372,052
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 3 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Partners II, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY            ---------------------------------------------------
       OWNED BY              6      SHARED VOTING POWER
         EACH
       REPORTING                    372,052
     PERSON WITH             ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    372,050
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           372,052
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 4 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY            ---------------------------------------------------
       OWNED BY              6      SHARED VOTING POWER
         EACH
       REPORTING                    42,485
     PERSON WITH             ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    42,485
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           42,485
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           .32%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 5 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY            ---------------------------------------------------
       OWNED BY              6      SHARED VOTING POWER
         EACH
       REPORTING                    42,485
     PERSON WITH             ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    42,485
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           42,485
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           .32%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 6 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY            ---------------------------------------------------
       OWNED BY              6      SHARED VOTING POWER
         EACH
       REPORTING                    12,477
      PERSON WITH            ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    12,477
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,477
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           .09%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 7 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY            ---------------------------------------------------
       OWNED BY              6      SHARED VOTING POWER
         EACH
       REPORTING                    12,477
       PERSON WITH           ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    12,477
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,477
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           .09%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 8 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY            ---------------------------------------------------
       OWNED BY              6      SHARED VOTING POWER
         EACH
       REPORTING                    427,014
     PERSON WITH             ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    427,014
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           427,014
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 9 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harold R. Werner
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY            ---------------------------------------------------
      OWNED BY               6      SHARED VOTING POWER
        EACH
      REPORTING                     427,014
     PERSON WITH             ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    427,014
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           427,014
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 10 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William Crouse
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES
      BENEFICIALLY           ---------------------------------------------------
       OWNED BY              6      SHARED VOTING POWER
         EACH
       REPORTING                    427,014
      PERSON WITH            ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    427,014
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           427,014
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 11 of 23 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John W. Littlechild
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
       NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY            ---------------------------------------------------
       OWNED BY              6      SHARED VOTING POWER
         EACH
       REPORTING                    427,014
     PERSON WITH             ---------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    427,014
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           427,014
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 12 of 23 Pages

Item 1.

        (a) Name of Issuer:

            Genzyme Corporation

        (b) Address of Issuer's Principal Executive Offices:

            Genzyme Corporation
            One Kendall Square
            Cambridge, MA 02139
Item 2.

        (a) Name of Person Filing:(1)

            HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(2)

        (b) Address of Principal Business Office or, if none, Residence:

            The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV and Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

        (c) Citizenship:

            HCV II, HCP II, HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

--------
(1) Mark Leschly withdrew as a general partner of HCP III and HCP IV, effective July 1, 1999.

(2) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II, HCP III and HCP IV, the general partner of each of HCV II, HCV III and HCV IV, respectively, the record holder of Issuer's securities.

                                                             Page 13 of 23 Pages

        (d) Title of Class of Securities:

            Genzyme Molecular Oncology Division Common Stock ("Shares").

        (e) CUSIP Number:

            372917500

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Inapplicable

            If this statement is filed pursuant to Rule 13d-1(c), check this box.|X|

Item 4.     Ownership.

        (a) Amount Beneficially Owned:

            As of December 31, 1999: HCV II and HCP II beneficially owned 372,052 Shares of Issuer's Common Stock; HCV III and HCP III beneficially owned 42,485 Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 12,477 Shares of Issuer's Common Stock; Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse beneficially owned 427,014 Shares of Issuer's Common Stock.

        (b) Percent of Class:

            As of December 31, 1999: the 372,052 Shares beneficially owned by HCV II and HCP II constitute 2.8% of Issuer's Shares outstanding; the 42,485 Shares beneficially owned by HCV III and HCP III constitute .32% of the Issuer's Shares outstanding; the 12,477 Shares beneficially owned by HCV IV and HCP IV constitute .09% of Issuer's Shares outstanding; the 427,014 Shares beneficially owned by Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute 3.2% of Issuer's Shares outstanding.

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  Inapplicable

            (ii) shared power to vote or to direct the vote: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse share the power to vote or direct the vote of those Shares owned by HCV II.

                                                             Page 14 of 23 Pages

                  HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

            (iii) sole power to dispose or to direct the disposition of:

                  Inapplicable

            (iv)  shared power to dispose of or to direct the disposition of:
                  HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV II.

                  HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                  HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

Item 5.     Ownership of Five Percent or less of a Class:

            The Reporting Persons have ceased to be the beneficial owners of more than five percent of a class of securities. [X]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group:

            Inapplicable.

Item 9.     Notice of Dissolution of Group:

            Inapplicable.

Item 10.    Certification:

                                                             Page 15 of 23 Pages


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to below were not acquired and were not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 16 of 23 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2000                   HealthCare Ventures II, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners II, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners II, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Ventures III, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners III, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners III, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Ventures IV, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners IV, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   By:               *
       Princeton, New Jersey                   -----------------------------------
                                                 James H. Cavanaugh, Ph.D.
Dated: February 11, 2000                   By:               *
       Princeton, New Jersey                   -----------------------------------
                                                 Harold R. Werner


                                                             Page 17 of 23 Pages

Dated: February 11, 2000                   By:               *
       Cambridge, Massachusetts                -----------------------------------
                                                 John W. Littlechild
Dated: February 11, 2000                   By:               *
       Princeton, New Jersey                   -----------------------------------
                                                 William Crouse

----------------
* Signed by Jeffrey Steinberg as Attorney-in-Fact

                                                             Page 18 of 23 Pages

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Genzyme Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 11, 2000                   HealthCare Ventures II, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners II, L.P.

                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                    Administrative Partner

Dated: February 11, 2000                   HealthCare Partners II, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Ventures III, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners III,
                                           L.P.

                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners III, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Ventures IV, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners IV,
                                           L.P.

                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               -----------------------------------
                                                   Administrative Partner

                                                             Page 19 of 23 Pages


Dated: February 11, 2000                   By:                *
       Princeton, New Jersey                   -----------------------------------
                                                 James H. Cavanaugh, Ph.D.
Dated: February 11, 2000
       Princeton, New Jersey               By:                *
                                               -----------------------------------
Dated: February 11, 2000                         Harold R. Werner
       Cambridge, Massachusetts
                                           By:                *
Dated: February 11, 2000                       -----------------------------------
       Princeton, New Jersey                     John W. Littlechild

                                           By:                *
                                               -----------------------------------
                                                 William Crouse

----------
* Signed by Jeffrey Steinberg as Attorney-in-Fact

                                                             Page 20 of 23 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2000                   HealthCare Ventures II, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners II, L.P.


                                           By:
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners II, L.P.
       Princeton, New Jersey

                                           By:
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Ventures III, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners III, L.P.


                                           By:
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners III, L.P.
       Princeton, New Jersey

                                           By:
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Ventures IV, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners IV, L.P.

                                           By:
                                               -----------------------------------
                                                  Administrative Partner

Dated: February 11, 2000                   HealthCare Partners IV, L.P.
       Princeton, New Jersey

                                           By:
                                               -----------------------------------
                                                  Administrative Partner

                                                             Page 21 of 23 Pages

Dated: February 11, 2000                   By:
       Princeton, New Jersey                   -----------------------------------
                                                   James H. Cavanaugh, Ph.D.

Dated: February 11, 2000                   By:
       Princeton, New Jersey                   -----------------------------------
                                                   Harold R. Werner


Dated: February 11, 2000                   By:
       Cambridge, Massachusetts                -----------------------------------
                                                   John W. Littlechild

Dated: February 11, 2000                   By:
       Princeton, New Jersey                   -----------------------------------
                                                   William Crouse

                                                             Page 22 of 23 Pages

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Genzyme Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 11, 2000                   HealthCare Ventures II, L.P.,
         Princeton, New Jersey             by its General Partner, HealthCare Partners II, L.P.

                                           By:
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners II, L.P.
       Princeton, New Jersey

                                           By:
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Ventures III, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners III, L.P.


                                           By:
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners III, L.P.
       Princeton, New Jersey

                                           By:
                                               -----------------------------------
                                                 Administrative Partner

Dated: February 11, 2000                   HealthCare Ventures IV, L.P.,
       Princeton, New Jersey               by its General Partner, HealthCare Partners IV, L.P.


                                           By:
                                               -----------------------------------
                                                   Administrative Partner

Dated: February 11, 2000                   HealthCare Partners IV, L.P.
       Princeton, New Jersey

                                           By:
                                               -----------------------------------
                                                   Administrative Partner

                                                             Page 23 of 23 Pages

Dated:  February 11, 2000                  By:
          Princeton, New Jersey                -----------------------------------
                                                    James H. Cavanaugh, Ph.D.


Dated:  February 11, 2000                  By: -----------------------------------
          Princeton, New Jersey                     Harold R. Werner


Dated:  February 11, 2000                  By: -----------------------------------
          Cambridge, Massachusetts                  John W. Littlechild


Dated:  February 11, 2000                  By: -----------------------------------
          Princeton, New Jersey                     William Crouse